UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): January 4, 2018

RXi PHARMACEUTICALS CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	001-36304	45-3215903
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

257 Simarano Drive, Suite 101

Marlborough, Massachusetts 01752

(Address of Principal Executive Offices) (Zip Code)

Registrant’s telephone number, including area code: (508) 767-3861

Indicate by check mark whether the registrant is an emerging growth company as defined in as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☒

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.03 Material Modification to Rights of Security Holders.

To the extent required by Item 3.03 of Form 8-K, the information regarding the Reverse Stock Split (as defined herein) contained in Item 5.03 of this Current Report on Form 8-K is incorporated by reference herein.

Item 5.03 Amendments to Articles of Incorporation or Bylaws.

At the Annual Meeting of Stockholders of RXi Pharmaceuticals Corporation (“the Company”) held on June 6, 2017, the stockholders of the Company approved an amendment to the Company’s Amended and Restated Certificate of Incorporation to implement a reverse stock split of the Company’s common stock, par value $0.0001, with the ratio to be determined by the Board of Directors (the “Board”) of the Company, within a range of not less than 1-for-2 or greater than 1-for-40. Subsequently on January 3, 2018, the Board determined to fix the ratio for the reverse stock split at 1-for-10. Thereafter, on January 4, 2018, the Company filed a Certificate of Amendment to its Amended and Restated Certificate of Incorporation (the “Certificate of Amendment”) with the Secretary of State of the State of Delaware, to implement the 1-for-10 reverse split of its common stock (the “Reverse Stock Split”). The Reverse Stock Split will be effective as of 12:01 a.m. (Eastern Time) on January 8, 2018, and the Company’s common stock and warrants will begin trading on The NASDAQ Capital Market on a post-split basis on January 8, 2018.

As a result of the Reverse Stock Split, every ten (10) shares of the Company’s issued and outstanding common stock, par value $0.0001, will be converted into one (1) share of common stock, par value $0.0001, reducing the number of issued and outstanding shares of the Company’s common stock from approximately 24.3 million to approximately 2.4 million. Further, every ten (10) of the Company’s listed warrants that are trading on The NASDAQ Capital Market (the “Listed Warrants”) will be converted into one (1) warrant to purchase one (1) share of common stock at an exercise price of $9.00 per share. The Company’s transfer agent, Computershare Trust Company, N. A. (“Computershare”), will provide instructions to stockholders of record regarding the process for exchanging shares.

Because the Certificate of Amendment did not reduce the number of authorized shares of the Company’s common stock, the effect of the Certificate of Amendment and the Reverse Stock Split is to increase the number of shares of common stock available for issuance relative to the number of shares issued and outstanding. The Reverse Stock Split did not alter the par value of the Company’s common stock or modify any voting rights or other terms of the common stock.

No fractional shares will be issued in connection with the Reverse Stock Split. Stockholders who otherwise would be entitled to receive fractional shares because they hold a number of pre-reverse stock split shares of the Company’s common stock not evenly divisible by ten, will, in lieu of a fractional share, be entitled, upon surrender to the exchange agent of certificate(s) representing their pre-split shares or upon conversion of their shares held in book-entry, to a cash payment equal to the fraction to which the stockholder would otherwise be entitled multiplied by $5.46, which is the average of the closing prices (as adjusted to reflect the Reverse Stock Split) of our common stock, as reported by Bloomberg L.P., during the ten consecutive trading days ending on January 4, 2018 (the trading day that is the second day immediately prior to the date on which the Reverse Stock Split becomes effective).

Computershare will be issuing all of the post-split shares through their paperless Direct Registration System (“DRS”), also known as “book-entry form,” unless otherwise requested by the stockholder. Computershare will hold the shares in an account set up for the stockholder. Stockholders who wish to hold paper certificates may obtain such certificates upon request to Computershare.

All book-entry or other electronic positions representing issued and outstanding shares of the Company’s common stock and warrants will be automatically adjusted. Those stockholders holding common stock and warrants in “street name” will receive instructions from their brokers.

In addition, pursuant to their terms, a proportionate adjustment will be made to the per share exercise price and number of shares issuable under all of the Company’s outstanding stock options and warrants to purchase shares of common stock, and the number of shares authorized and reserved for issuance pursuant to the Company’s equity incentive plan and employee stock purchase plan will be reduced proportionately. As discussed above, these adjustments will also be made to the per share exercise price under the Listed Warrants, per their terms.

After the Reverse Stock Split, the trading symbols for the Company’s common stock and the Listed Warrants will continue to be “RXII” and “RXIIW,” respectively. The new CUSIP numbers for the Company’s common stock and the Listed Warrants following the Reverse Stock Split are 74979C 808 and 74979C 121, respectively.

The above description of the Certificate of Amendment and the Reverse Stock Split is a summary of the material terms thereof and is qualified in its entirety by reference to the Amendment, a copy of which is attached hereto as Exhibit 3.1, as filed with the Secretary of State of the State of Delaware on January 4, 2018.

Item 8.01 Other Events.

On January 5, 2018, the Company issued a press release relating to the matters described in Item 5.03 above. A copy of the press release is attached as Exhibit 99.1 to this report and is incorporated herein by reference.

Item 9.01. Financial Statements and Exhibits.

(d)	Exhibits

3.1	Certificate of Amendment to the Amended and Restated Certificate of Incorporation of RXi Pharmaceuticals Corporation, filed with the Delaware Secretary of State on January 4, 2018

99.1	Press release issued by the Company on January 5, 2018

* * *

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

RXi PHARMACEUTICALS CORPORATION

Date: January 5, 2018	By:	/s/ Geert Cauwenbergh
Geert Cauwenbergh, Dr. Med. Sc. Chief Executive Officer